UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 30, 2009

ARAMARK CORPORATION

(Exact name of registrant as specified in charter)

Delaware	001-04762	95-2051630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1101 Market Street Philadelphia, Pennsylvania		19107
(Address of Principal Executive Offices)		Zip Code

Registrant’s telephone, including area code: 215-238-3000

N/A

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On October 30, 2009, ARAMARK Ireland Limited and ARAMARK Investment Limited, subsidiaries of ARAMARK Corporation (the “Registrant”), completed the acquisition of the facilities management and property management businesses of Veris Plc, an Irish company, for consideration of approximately €50.8 million in cash. These business interests include Vector, IEFM Ltd, Premier Property Management, Orange, Glenrye and Irish Estates Management, all of which are companies that were owned by Veris Plc. Veris’ facilities management business provides a broad range of facility and project management and consulting services for clients across a wide range of industrial and commercial sectors in Ireland and the United Kingdom. Its property management business operates three business units – commercial, residential and retail – through which it manages mixed and single use property developments.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial statements required to be filed as part of this report will be filed by an amendment pursuant to Item 9.01(a)(4) within 71 days after the date on which this report is required to be filed.

(b) Pro Forma Financial Information.

The pro forma financial statements required to be filed as part of this report will be filed by an amendment pursuant to Item 9.01(b)(2) within 71 days after the date on which this report is required to be filed.

(d) Exhibits

10.1	Share Purchase Agreement among Veris Plc, ARAMARK Ireland Holdings Limited, ARAMARK Investments Limited and ARAMARK Corporation dated October 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARAMARK CORPORATION

Date: November 4, 2009	By:	/S/ L. FREDERICK SUTHERLAND
	Name:	L. Frederick Sutherland
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

10.1	Share Purchase Agreement among Veris Plc, ARAMARK Ireland Holdings Limited, ARAMARK Investments Limited and ARAMARK Corporation dated October 2009.